Exhibit 23.2

April 25, 2016

To the Board of Directors and Stockholders of

 General Cannabis Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2015 relating to the consolidated financial statements which appears in General Cannabis Corp.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Hartley Moore Accountancy Corporation

HARTLEY MOORE ACCOUNTANCY COPRORATION

April 25, 2016

Irvine, CA